Exhibit  5.1





September  4,  1998


Board  of  Directors
Crossmann  Communities,  Inc.
9202  North  Meridian  Street,  Suite  300
Indianapolis,  Indiana  46260

Ladies  and  Gentlemen:

     We have acted as counsel to Crossmann Communities, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 316,420 Common Shares of the Company (the "Shares") issued to James T. Callihan, Ralph R. Teal, Jr., Jeffrey H. Skelley and H. Gilford Edwards pursuant to the terms and conditions of the Agreement and Plan of Merger by and among the Company and Crossmann Communities of North Carolina, Inc., Pinehurst Builders, Inc., Buck Creek, CTS Communications, and Beach Vacations (the "Agreement").

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. A copy of the Company's Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of the State of Indiana on September 4, 1998 to be a true and correct copy thereof;

     2.     A  copy  of  the  Bylaws  of  the  Company,  as  amended  to  date;

     3. Resolutions relating to the registration of the Shares and the filing of the Registration Statement adopted by the Company's Board of Directors (the "Filing Resolutions") on May 28,1998;

     4. Resolutions relating to the approval of the Agreement adopted by the Company's Board of Directors on or about May 28, 1998 (the "Agreement Resolutions"); and

     5.     The  Registration  Statement.

     We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that the Filing Resolutions and the Agreement Resolutions have not and will not be amended, altered or superseded before the filing of the Registration Statement; and (iv) that no changes will occur in the applicable law or the pertinent facts before the filing of the Registration Statement.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.

                                        Very  truly  yours,

                                         Ice  Miller  Donadio  &  Ryan